UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 13, 2007
Aeropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)
(646) 485-5410
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 Entry into a Material Definitive Agreement.
New Credit Facility
      Aeropostale, Inc. (the “Company”) entered into an amended and restated revolving credit facility which expanded its availability from a maximum of $75 million to $150 million, dated as of November 13, 2007, with Bank of America, N.A., as Lender (the “New Credit Facility”).
       The New Credit Facility provides for a $150 million revolving credit line. The new credit Facility is available for working capital and general corporate purposes, including the repurchase of the Company’s capital stock and for its capital expenditures. The New Credit Facility is scheduled to mature on November 13, 2012 and is guarantied by all of the domestic subsidiaries of the Company (the “Guarantors”).
       Loans under the New Credit Facility are secured by all of the assets of the Company and are guaranteed by subsidiaries of the Company. Upon the occurrence of a Cash Dominion Event (as defined in the New Credit Facility) among other limitations, the Company’s ability to borrow funds, make investments, pay dividends and repurchase shares of its common stock would be limited.
     The New Credit Facility replaces a maximum $75 million Loan and Security Agreement dated October 7, 2003, as amended by the First Amendment to the Credit Agreement dated as of June 16, 2006, and the Second Amendment to the Credit Agreement dated as of May 21, 2007, by and between the Company and Bank of America, as agent for the lenders party thereto (the “Prior Credit Facility”). The Prior Credit Facility, which was scheduled to expire in April 2010, was terminated concurrently with the entering into the New Credit Facility.
     Except for the use of a portion of the credit under the New Loan Facility to fund the Company’s repurchase of shares as described below, as of the date hereof, the Company has no direct borrowings outstanding under the New Credit Facility. Direct borrowings under the New Credit Facility bear interest at a margin over either LIBOR or a Base Rate (as each such term is defined in the New Credit Facility).
     The New Credit Facility also contains covenants that, subject to specified exceptions, restrict the Company’s ability to, among other things:
•	incur additional debt or encumber assets of the Company;

•	merge with or acquire other companies, liquidate or dissolve;

•	sell, transfer, lease or dispose of assets; and

•	make loans or guarantees.

     Upon the occurrence of an event of default under the New Credit Facility, the lenders may cease making loans, terminate the New Credit Facility, and declare all amounts outstanding to be immediately due and payable.
     The foregoing description of the New Credit Facility and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Second Amended and Restated Loan and Security Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.
Share Repurchase Program
     The Company’s Board of Directors has authorized a $250 million increase in the Company’s share repurchase program bringing the total share repurchase program authorized to date to $600 million. The Company will use a portion of the authorization to immediately execute an accelerated share repurchase program (“ASR”) to repurchase $125 million of its common shares. On November 13, 2007, the Company entered into a confirmation agreement with Bank of America, N.A. (“Bank of America”). A portion of the availability under the New Credit Facility, described above, will be used to fund the ASR.
     Bank of America is expected to purchase shares of the Company in the open market in connection with the ASR over a period not to exceed three months. The final number of shares to be repurchased from Bank of America under

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the ASR will be determined at the conclusion of the transaction, based upon the volume weighted average share price of the Company’s common shares during the term of the ASR. The ASR is subject to collar provisions that establish the minimum and maximum price for the shares, which will in turn determine the final number of shares being repurchased under the ASR.
     Pursuant to the ASR, Bank of America is expected to purchase shares of the Company’s common stock in the open market during a period not to exceed three months. The initial price of the shares purchased by the Company from Bank of America is subject to a price adjustment based on the volume weighted average price of the shares during this period.
     The foregoing description of the ASR and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the ASR agreement attached hereto as Exhibit 10.2 and incorporated herein by reference.
ITEM 1.02 Termination of a Material Definitive Agreement.
     The disclosure required by this item is included in “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated herein by reference.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure required by this item is included in “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated herein by reference.
ITEM 7.01 Regulation FD Disclosure.
     On November 13, 2007, the Company issued a press release announcing the events described above. A copy of the press release is furnished as Exhibit 99.1 hereto.
ITEM 9.01 Exhibits.
                    (c) Exhibits

Exhibit No.		Description

10.1	*	Second Amended and Restated Loan and Security Agreement, dated as of November 13, 2007, by Aeropostale, Inc. and Bank of America, N.A., as lender.

10.2	*	Collared Forward Repurchase Agreement, dated November 12, 2007, by and between Aeropostale, Inc. and Bank of America, N.A.

99.1	**	Press release, dated November 13, 2007.

*	Filed with this Report.

**	Furnished with this Report.

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SIGNATURES
     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Aeropostale, Inc.
/s/ Michael J. Cunningham
Michael J. Cunningham
Executive Vice President - Chief Financial Officer

Dated: November 15, 2007

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